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On May 27, 2010, Genzyme Corporation posted the following letters and content on its “Genzyme Transformation” website.

Max J. Hilz, M.D., Dr.med., Dr.med.habil.

Professor of Neurology, Medicine and Psychiatry

Autonomic Diseases Laboratory

Department of Neurology

Mr. Henri Termeer

Chairman, President and Chief Executive Officer

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

USA

May 21, 2010

Re.:         Genzyme’s commitment to patient care & orphan disease therapy

Dear Mr. Termeer,

I am a neurologist from Germany who first studied Fabry patients with Dr. E.H. Kolodny at New York University, in 1992, when the disease still had a devastating prognosis. I participated in the Genzyme trial that led to the approval of Fabrazyme, and changed the lives of hundreds of patients. For more than 12 years, have I experienced the remarkable commitment of your company towards patients suffering from very rare but devastating diseases.

I witnessed the amazing improvement of our patients’ prognosis due to your determination to find and provide novel therapies, and I deeply respect the unparalleled passion of your closest team members as well as any Genzyme co-worker who supports our patients and us. In my clinical and scientific work with Fabry and Pompe patients in the USA and Germany, during many visits to patient centers in Europe, Taiwan or Latin America, I always experienced the utmost diligence, passion and cordial commitment of your co-workers to support physicians and patients, and to optimize treatment and recovery.

It is this unique global attitude and my years of personal experience with Genzyme that motivates me to write to you to express support in your current situation. From many international clinical and scientific meetings with experts in the field, and with patients, I can assure you that your commitment to orphan diseases is deeply appreciated by patients and physicians.

1

Under your guidance and leadership, Genzyme has taken an unprecedented effort to save patients with rare diseases most physicians had never heard of before. Thanks to your vision and passion, Genzyme successfully took the risk of developing a novel treatment approach, enzyme replacement therapy, which has become a standard therapy for thousands of Gaucher, Fabry and Pompe patients for whom we previously had nothing to offer but a fatal prognosis.

You also mastered the seemingly impossible task of training thousands of physicians and thus prevented patients from their previously common fate, i.e. living with a long list of misdiagnoses, poor quality of life, and the expectation of early death. Genzyme co-workers have built close and often personal relations with patients. After 30 years experience with pharmaceutical companies, I do not know another company with more commitment, enthusiasm and passion for patients with rare diseases. “Orphans” need personal involvement, not only drugs. Genzyme does far more for these patients than only supplying a drug. The patients’ loyalty to Genzyme reflects the excellent moral and ethical standards you conveyed upon your co-workers.

Of course, your commitment also resulted in the company’s well deserved growth and financial benefit. Your philosophy turned Genzyme into a most successful pharmaceutical company that never lost the focus of striving for improved quality of life and longevity of patients with diseases, barely noticed by other companies. Your economic strategy and moral attitude assured that you have created a highly successful company while maintaining unparalleled ethical standards.

After decades of work with common diseases, such as diabetes or multiple sclerosis, as well as very rare diseases such as Familial Dysautonomia, Fabry or Pompe disease, I am comfortable stating that your success with “orphan diseases” requires far more talent, experience and insight than pharmaceutical success with common, widespread diseases.

“Fixing” the current difficulties resulting in the shortage of enzymes cannot be mastered by merely stock-value oriented managers. I believe a primarily economic approach will destroy what you have built over 25 years. The solution requires your knowledge, enthusiasm and philosophy. For more than a decade have I known several outstanding physicians of your core team, such as Drs. David Meeker, Edward Kaye, Geoffrey McDonough, Richard Moscicki, Ralph Kern, to name only a few. Their professionalism, medical, scientific and moral standards are unsurpassed. Genzyme’s success depends on a CEO with the gift of gathering such distinguished experts and building a team that conveys your vision and passion to each and every Genzyme co-worker, to physicians and patients. As physicians, we must thank you for your work.

2

To resolve the current problems, it will require your experience and vision. You made the impossible possible and created therapies for patients who truly were “orphans”. Your team’s foresight turned Genzyme into a most successful enterprise and a highly respected partner of physicians and patients, we are delighted to work with and rely on.

Sincerely,

Prof. Dr. Dr. Max J. Hilz, MD

Chair, Autonomic Section, European Federation of Neurological Societies

Past-Chair, Autonomic Section, American Academy of Neurology

President, German Autonomic Society

Honorary Professor, Transylvanian University, Brasov, Romania

Professor of Neurology, University of Erlangen-Nuremberg, Germany

3

May 21, 2010

Dear Genzyme-

I write today on behalf of Genetic Alliance and the rare disease community to thank Chief Executive Officer, Henri Termeer, for his leadership. His work has positively impacted the time it takes for individuals to be diagnosed with a rare disease. He has shown amazing dedication to researching next generation therapies and has supported patient associations around the world who work on behalf of families.

From the beginning, Henri Termeer’s business model uniquely emphasized therapies for rare genetic diseases and made its focus on patients, their families, and their physicians a measure of business success. Genzyme has been a compassionate and responsible partner. During a difficult year, it has been Genzyme’s enduring commitment to the patient that has allowed its employees to continue their important work. It is a testament to Henri Termeer’s vision that the rare disease community shows such support and loyalty to Genzyme.

We are concerned that a change in leadership would have harmful implications. The proposed nominations to the board could jeopardize not just the current commitment Genzyme has to the rare disease community, but also would be detrimental to future innovations for these diseases and additional diseases still without treatment.

Sincerely,

Sharon Terry

President and CEO

Genetic Alliance

May 21, 2010

Dr. David Meeker

Executive Vice President

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Dear David:

On behalf of the National Gaucher Foundation and those we represent in the Gaucher patient community, I would like to take this opportunity to extend our appreciation and gratitude for the past 25+ years of commitment shown by Genzyme, specifically its CEO, Henri Termeer, and his vision.

The rare disease community is very unique in that millions of individuals are not affected by any one of these particular diseases. However, Mr. Termeer understood many years ago that someone must lead the way as far as producing life-saving drugs for this population. He literally guided Genzyme as they became the pioneer in bio-pharmaceuticals for the rare disease communities. Not only has Genzyme, through Mr. Termeer’s leadership, developed and produced life-saving drugs for several rare (orphan) diseases, but they have developed innovative programs providing patients with support and charitable access to these drugs. Never before had we seen this done in the rare disease world.

There is no question that Genzyme has faced many challenges in the past year; however, they have worked diligently to not only meet, but exceed them, and, as a result, put even better systems into place.

There is no doubt that it takes someone at the helm who understands the world of rare diseases and possesses compassion and vision. Mr. Termeer has and will continue to be that person. His vision catapulted Genzyme’s growth in the pharmaceutical industry. His compassion and determination to help those with rare diseases is evident on many levels. He and the people with whom he surrounded himself, provided families with resources, treatment for their disease and hope. Were it not for Mr. Termeer, many people would not be here today.

Our concern is that if someone takes over Genzyme, knowing only big business and nothing about the rare disease world, we will be on the losing end. Who will work with us and stand beside us for the well-being of the patients, as did Mr. Termeer and his team? Will this entity desiring to take over Genzyme care whether the families affected have treatment and financial resources they need so desperately? Will they ever shed a tear over the loss of a patient, or care about their families?

These are the hard questions one must ask. Do we throw out the mavericks that made these treatments possible and bring in a novice? Is it in the best interest of the patients to turn Genzyme over to an “entity,” or keep it in the hands of those who have nurtured and cared for it for all of these years?

Sincerely,

Rhonda P. Buyers, CEO
Executive Director

Headline

New York University School of Medicine professor supports Genzyme’s commitment to patient care and orphan disease therapies

Summary

Dr. Max J. Hilz, Professor of Neurology, Medicine and Psychiatry at the New York University School of Medicine, wrote a letter to Genzyme CEO Henri Termeer, expressing support and appreciation for the company’s global leadership in the rare disease community.  “Genzyme has taken an unprecedented effort to save patients with rare diseases most physicians had never hear of before…you made the impossible possible and created therapies for patients who truly were ‘orphans,’” said Hilz.

Headline

Genetic Alliance recognizes Genzyme’s commitment to the rare disease community

Summary

Sharon Terry, President and CEO of the Genetic Alliance, wrote a letter thanking Genzyme CEO Henri Termeer for his leadership and dedication to researching next generation therapies that benefit the global rare disease community.  “Genzyme has been a compassionate and responsible partner…From the beginning, Henri Termeer’s business model uniquely emphasized therapies for rare genetic diseases and made its focus on patients, their families, and their physicians a measure of business success,” said Terry.

Headline

National Gaucher Foundation expresses appreciation for Genzyme’s vision and commitment to the rare disease patient community

Summary

Rhonda P. Buyers, Chief Executive Officer and Executive Director of the National Gaucher Foundation, wrote a letter to Genzyme COO David Meeker , expressing appreciation and gratitude for the company’s commitment to providing treatment for the global rare disease community.  “Not only has Genzyme…developed and produced life-saving drugs for several rare (orphan) diseases, but they have developed innovative programs providing patients with support and charitable access to these drugs.  Never before had we seen this done in the rare disease world,” said Buyers.

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information.  The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.